EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-143553 and 333-150008) pertaining to the 2003 Equity Incentive Plan, 2007 Equity Incentive Plan, 2007 Employee Stock Purchase Plan and 2007 Non-Employee Directors Stock Option Plan and the Registration Statements (Form S-3 Nos. 333-151593 and 333-151590) of Jazz Pharmaceuticals, Inc. and in the related Prospectuses of our report dated March 26, 2009, with respect to the consolidated financial statements and schedule of Jazz Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP

Palo Alto, California
March 26, 2009